Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Adial Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share(2)	457(c)	10,199,620	(3)	$0.24475	$2,496,357	$0.0001102	$275.10
	Total Offering Amounts				—	—	—	$275.10
	Fees Previously Paid							$—
	Total Fee Offsets							—
	Net Fee Due							$275.10

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales prices of Adial Pharmaceutical, Inc.’s (the “Registrant”) common stock, par value $0.001 per share, as reported on the Nasdaq Capital Market on June 21, 2023.

(2)	Pursuant to Rule 416 under the Securities Act, also includes an indeterminable number of shares of common stock that may become issuable by reason of stock splits, stock dividends, and similar transactions.

(3)	Represents shares of common stock that may be issued pursuant to that certain purchase agreement dated as of May 31, 2023 entered into by the Registrant and Alumni Capital LP.